Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Jessica Greer

(434) 336-7737

investorrelations@endi-inc.com

Enterprise Diversified, Inc. Signs Definitive Agreement to Merge with CrossingBridge Advisors, LLC

Richmond, VA—December 29, 2021—Enterprise Diversified, Inc. (OTCQB: SYTE) (“ENDI” or the “Company”) and CrossingBridge Advisors, LLC (“CrossingBridge”) announce the execution of a definitive merger agreement to combine their businesses. At closing, both ENDI and CrossingBridge will become wholly owned subsidiaries of a newly formed holding company, ENDI Corp., a Delaware corporation (“ENDI Corp.” or “Newco”).

The merger agreement calls for the outstanding securities of each of ENDI and CrossingBridge to be exchanged for common stock of ENDI Corp. Immediately upon consummation of the merger, ENDI stockholders will own 2,647,383 of the Class A Common Stock of ENDI Corp. (“Class A Common Stock”), representing approximately 52.5% of the outstanding Class A Common Stock of ENDI Corp. CrossingBridge’s parent company, Cohanzick Management, LLC (“Cohanzick”), will receive in the merger 2,400,000 shares of Class A common Stock, 1,800,000 shares of Class B Common stock (the “Class B Common Stock”) and warrants to purchase 2,050,000 shares of Class A Common Stock at $8.00 per share which expire in five years. Post-closing, Cohanzick or its designee will purchase an additional 100,000 Class A Common Shares and Cohanzick, its designee, and certain employees, officers, and directors of the Company will have the right to purchase up to a further 305,000 shares of Class A Common Stock.

At closing, the Class A Common Stock and Class B Common Stock issued to Cohanzick will result in Cohanzick having approximately 61.3% voting interest in Newco. David Sherman is the controlling member of Cohanzick and David Sherman and his affiliated entities have an 87% economic interest in Cohanzick.

CrossingBridge is a wholly owned subsidiary of Cohanzick, an SEC-registered investment adviser founded by David Sherman and headquartered in Pleasantville, NY. CrossingBridge commenced operations in April 2017 to manage investment strategies focused on ultra-short duration, low duration high yield, responsible credit, and special purpose acquisition companies. As of November 30, 2021, CrossingBridge had over $1.2 billion in assets under management as an advisor or sub-advisor to mutual funds and an ETF.

ENDI Chairman Steven Kiel commented, “Today’s announcement is an exciting step forward for the Company. ENDI, through Willow Oak, has been focused on growing our footprint in the asset management space. We ran an extensive search process and CrossingBridge represents everything we are looking for in a partner. David and the CrossingBridge team bring extensive expertise and strategic relationships that will benefit the company and our shareholders. We are confident that this partnership will accelerate our long-term goals as it adds complementary offerings, expands our resources, and ultimately offers a wider scope of opportunities for future growth.”

He further noted, “CrossingBridge is a highly regarded investment manager whose vision and successful execution for growth will substantially enhance the Company.”

David Sherman, founder and portfolio manager for CrossingBridge, who will become ENDI Corp.’s CEO, commented, “We are extremely excited to join forces with the ENDI team to reach our collective goals. CrossingBridge has been delivering unique and differentiated products that help our clients fill specific needs within their fixed income portfolios. This merger with ENDI will help us expand our current product lineup and allow us to focus on acquisitions to expand the solutions and services that we offer as a firm. ENDI has a strong team in place, and we believe our complementary skills and contacts will further accelerate our plans for growth.”

The merger has been approved by each company’s board of directors or managers, respectively, and is anticipated to close in approximately the next six months, subject to customary conditions including regulatory approvals and approval of the stockholders of ENDI.

About Enterprise Diversified, Inc.

Enterprise Diversified, Inc. is primarily focused on partnering with asset managers, in addition to holding interests in a company associated with internet access. Copies of Enterprise Diversified’s press releases and additional information about the company are available at enterprisediversified.com.

About CrossingBridge Advisors, LLC

CrossingBridge Advisors, LLC is an SEC-registered investment adviser managing strategies primarily focused on ultra-short duration, low duration high yield, responsible credit, and special purpose acquisition companies. Additional information about the company is available at crossingbridgeadvisors.com.

Important Information

In connection with the merger and other transactions described herein and contemplated by the definitive merger agreement described in this press release, the Company intends to file a registration statement on Form S-4 with the United States Securities and Exchange Commission (the “SEC”), which will include a proxy statement/prospectus. Promptly after the registration statement is declared effective by the SEC, the Company will mail the definitive proxy statement/prospectus and a proxy card to each of its stockholders as of a record date for the meeting of the Company’s stockholders to be established for voting on the proposed merger and other transactions described herein. Stockholders of the Company are urged to read these materials (including any amendments or supplements thereto) and any other relevant documents in connection with the proposed merger transaction that the Company will file with the SEC when they become available because they will contain important information about the Company, ENDI Corp., CrossingBridge, and the merger transaction. The preliminary proxy statement/prospectus, the definitive proxy statement/prospectus, and other relevant materials in connection with the proposed merger transaction (when they become available), and any other documents filed by the Company or ENDI Corp. with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov). The documents filed by the Company with the SEC also may be obtained free of charge upon written request to the Company at investorrelations@endi-inc.com.

Participants in the Solicitation

Enterprise Diversified and its directors, executive officers, certain other members of management and employees may be deemed to be participants in the solicitation of proxies from the holders of the Company’s common stockholders in respect of the merger and other transactions contemplated by the definitive merger agreement described in this press release. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of proxies in favor of the merger and other transactions contemplated by the definitive merger agreement described herein will be set forth in a registration statement on Form S-4 and a proxy statement/prospectus included therein when it is filed with the SEC. You can find further information about Enterprise Diversified and its directors and executive officers in Enterprise Diversified’s definitive proxy statement, filed with the SEC on April 22, 2021.

Not a Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent, or authorization with respect to any securities, or in respect of the potential merger transaction described in this press release, and shall not constitute an offer to sell or a solicitation of an offer to buy, or a recommendation to purchase any securities of the Company or ENDI Corp., nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements, including statements about the likelihood and risks involved in the proposed merger between ENDI and CrossingBridge. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. These statements are not guaranties of future performance, and actual results may differ materially from those forecasted.

The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “believe,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending,” and similar expressions identify forward-looking statements. The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs, or projections.